                               PLANTATION CROSSING
                                 2703 DELK ROAD

                                MARIETTA, GEORGIA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 2, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:      PLANTATION CROSSING
         2703 DELK ROAD
         MARIETTA, COBB COUNTY, GEORGIA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 180 units with a total of 190,032 square feet of rentable area. The improvements were built in 1979. The improvements are situated on 14.95 acres. Overall, the improvements are in good condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
PLANTATION CROSSING, MARIETTA, GEORGIA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 2, 2003 is:

                                  ($9,000,000)

                                        Respectfully submitted,
                                        AMERICAN APPRAISAL ASSOCIATES, INC.

                                        /s/ Michael Bates
June 27, 2003                           Michael Bates, MAI
#053272                                 Assistant Manager, Real Estate Group
                                        State of Georgia, Certified General Real
                                        Property Appraiser
                                         #CG00685

Report By:
Phillip McGinnis

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PLANTATION CROSSING, MARIETTA, GEORGIA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                  APPRAISAL DATA

Executive Summary .........................................................      4
Introduction ..............................................................      9
Area Analysis .............................................................     11
Market Analysis ...........................................................     14
Site Analysis .............................................................     16
Improvement Analysis ......................................................     16
Highest and Best Use ......................................................     17

                                     VALUATION

Valuation Procedure .......................................................     18
Sales Comparison Approach .................................................     20
Income Capitalization Approach ............................................     26
Reconciliation and Conclusion .............................................     37

                                      ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
PLANTATION CROSSING, MARIETTA, GEORGIA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   Plantation Crossing
LOCATION:                        2703 Delk Road
                                 Marietta, Georgia

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 2, 2003
DATE OF REPORT:                  June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                          14.95 acres, or 651,222 square feet
  Assessor Parcel No.:           17085800060
  Floodplain:                    Community Panel No. 1302260055F (August 18,
                                 1992) Flood Zone AE, an area inside the
                                 floodplain.
  Zoning:                        RM-12 (Residential Multi-family)

BUILDING:
  No. of Units:                  180 Units
  Total NRA:                     190,032 Square Feet
  Average Unit Size:             1,056 Square Feet
  Apartment Density:             12.0 units per acre
  Year Built:                    1979

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                              Market Rent
                 Square    ------------------    Monthly     Annual
 Unit Type        Feet     Per Unit    Per SF    Income      Income
 ---------       ------    --------    ------   --------   ----------
1Br/1Ba-1A10        820      $625      $ 0.76   $ 37,500   $  450,000
2Br/1Ba-2A10      1,070      $680      $ 0.64   $ 27,200   $  326,400
2Br/2Ba-2A20      1,173      $775      $ 0.66   $ 31,000   $  372,000
2Br/2Ba-2B20      1,231      $880      $ 0.71   $ 19,360   $  232,320
2Br/2Ba-2C20      1,335      $890      $ 0.67   $ 16,020   $  192,240
                                       Total    $131,080   $1,572,960

OCCUPANCY:                       92%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   20 Years
REMAINING ECONOMIC LIFE:         25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 5
PLANTATION CROSSING, MARIETTA, GEORGIA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS


        [PICTURE]                                          [PICTURE]

ENTRANCE VIEW FROM DELK ROAD                     EXTERIOR VIEW OF LEASING OFFICE

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 6
PLANTATION CROSSING, MARIETTA, GEORGIA

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:
   As Vacant:                    Hold for future multi-family development
   As Improved:                  Continuation as its current use

METHOD OF VALUATION:             In this instance, the Sales Comparison and
                                 Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 7
PLANTATION CROSSING, MARIETTA, GEORGIA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

        DIRECT CAPITALIZATION                 Amount            $/Unit
        ---------------------                 ------            ------
Potential Rental Income                 $1,572,960           $ 8,739
Effective Gross Income                  $1,537,164           $ 8,540
Operating Expenses                      $  692,458           $ 3,847            45.0% of EGI
Net Operating Income:                   $  799,706           $ 4,443

Capitalization Rate                           9.00%
DIRECT CAPITALIZATION VALUE             $8,900,000 *         $49,444 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                          10 years
2002 Economic Vacancy                   15%
Stabilized Vacancy & Collection Loss:   10%
Lease-up / Stabilization Period         N/A
Terminal Capitalization Rate            9.75%
Discount Rate                           11.25%
Selling Costs                           3.00%
Growth Rates:
  Income                                3.00%
  Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE              $9,200,000 *         $51,111 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $9,000,000           $50,000 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)    $34,585 to $71,348
  Range of Sales $/Unit (Adjusted)      $43,876 to $55,366
VALUE INDICATION - PRICE PER UNIT       $9,000,000 *         $50,000 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales    4.60 to 7.40
  Selected EGIM for Subject             6.00
  Subject's Projected EGI               $1,537,164
EGIM ANALYSIS CONCLUSION                $9,200,000 *         $51,111 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $9,000,000 *         $50,000 / UNIT

RECONCILED SALES COMPARISON VALUE       $9,000,000           $50,000 / UNIT

--------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
PLANTATION CROSSING, MARIETTA, GEORGIA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                        $9,000,000
  NOI Per Unit                          $9,000,000
  EGIM Multiplier                       $9,200,000
INDICATED VALUE BY SALES COMPARISON     $9,000,000           $50,000 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:         $8,900,000
  Discounted Cash Flow Method:          $9,200,000
INDICATED VALUE BY THE INCOME APPROACH  $9,000,000           $50,000 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:    $9,000,000           $50,000 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
PLANTATION CROSSING, MARIETTA, GEORGIA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2703 Delk Road, Marietta, Cobb County, Georgia. Marietta identifies it as 17085800060.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Phillip McGinnis on May 2, 2003. Michael Bates, MAI has not made a personal inspection of the subject property. Phillip McGinnis performed the research, valuation analysis and wrote the report. Michael Bates, MAI reviewed the report and concurs with the value. Both, Michael Bates, MAI and Phillip McGinnis have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 2, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
PLANTATION CROSSING, MARIETTA, GEORGIA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:                  6 to 12 months
  EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Fund
XIX. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
PLANTATION CROSSING, MARIETTA, GEORGIA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Marietta, Georgia. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being multi-family. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Powers Ferry Road
West   - I-75
South  - Windy Hill Road
North  - Delk Road & Powers Ferry Road

MAJOR EMPLOYERS

Major employers in the subject's area include Publix Regional office, Dobbins Air Reserve Base, Lockheed- Martin and Cobb County Government. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
PLANTATION CROSSING, MARIETTA, GEORGIA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                   AREA
                              --------------------------------------------
CATEGORY                      1-MI. RADIUS    3-MI. RADIUS    5-MI. RADIUS         MSA
==========================================================================================
POPULATION TRENDS

Current Population                  14,657          78,377         202,218       4,326,075
5-Year Population                   16,347          83,389         216,198       4,877,672
% Change CY-5Y                        11.5%            6.4%            6.9%           12.8%
Annual Change CY-5Y                    2.3%            1.3%            1.4%            2.6%

HOUSEHOLDS

Current Households                   6,611          34,754          85,292       1,580,438
5-Year Projected Households          7,185          36,556          90,697       1,773,314
% Change CY - 5Y                       8.7%            5.2%            6.3%           12.2%
Annual Change CY-5Y                    1.7%            1.0%            1.3%            2.4%

INCOME TRENDS

Median Household Income       $     47,821    $     51,886    $     56,650    $     61,400
Per Capita Income             $     22,925    $     28,691    $     32,883    $     25,922
Average Household Income      $     51,871    $     64,669    $     78,122    $     70,955

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                     AREA
                              --------------------------------------------
CATEGORY                      1-MI. RADIUS     3-MI. RADIUS   5-MI. RADIUS        MSA
==========================================================================================
HOUSING TRENDS

% of Households Renting              61.71%          55.98%          46.39%          30.54%
5-Year Projected % Renting           61.52%          55.48%          46.17%          29.71%

% of Households Owning               21.38%          29.61%          41.79%          61.85%
5-Year Projected % Owning            22.06%          30.28%          42.42%          63.29%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
PLANTATION CROSSING, MARIETTA, GEORGIA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Residential Multi - Family
South - Commercial/Multi-Family
East  - Commercial/Retail
West  - Residential Multi-Family

CONCLUSIONS

The subject is well located within the city of Marietta. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
PLANTATION CROSSING, MARIETTA, GEORGIA

                                 MARKET ANALYSIS

The subject property is located in the city of Marietta in Cobb County. The overall pace of development in the subject's market is more or less stable. There are no new multi-family construction projects currently active in the market area. The following table illustrates historical vacancy rates for the subject's market.

           HISTORICAL VACANCY RATE

Period           Region           Submarket
==============================================
1Q03      Marietta / Atlanta    12.5% / 11.3%
4Q02      Marietta / Atlanta    11.7% / 10.5%

1 Year    Marietta / Atlanta    10.2% /  9.4%
3 Year    Marietta / Atlanta     8.3% /  7.5%
5 Year    Marietta / Atlanta     7.2% /  7.3%

{Source:Reis, Atlanta, Apartment: Marietta - 1st Quarter 2003}

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has underperformed the overall market. The Marietta submarket is expected to have a vacancy rate of 11.6% over the next five years. This compares favorably to the Atlanta market, which is expected to have an 11.7% vacancy rate for the same period. Factors driving the high vacancy rates are typically low interest rates for home mortgages. According to various property managers, their biggest competitor is the single-family market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                   HISTORICAL AVERAGE RENT

Period           Region    % Change   Submarket   % Change
==========================================================
1998              N/A         -          $737        -
1999              N/A        N/A         $741       0.5%
2000              N/A        N/A         $791       6.7%
2001              N/A        N/A         $769      -2.8%
2002              N/A        N/A         $713      -7.3%
2003 Forecast     N/A        N/A         $698      -2.1%
2004 Forecast     N/A        N/A         $712       2.0%
2005 Forecast     N/A        N/A         $727       2.1%
2006 Forecast     N/A        N/A         $747       2.8%
2007 Forecast     N/A        N/A         $774       3.6%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
PLANTATION CROSSING, MARIETTA, GEORGIA

                                COMPETITIVE PROPERTIES

    No.           Property Name          Units    Ocpy.   Year Built      Proximity to subject
==================================================================================================
   R-1       Highland Falls               446      88%       1977      0.1 Mile
   R-2       Powers Ferry Plantation      192      90%       1983      0.2 Miles
   R-3       Signature Place              414      93%       1977      0.2 Miles
   R-4       Concept 21                   170      95%       1988      0.1 Miles
   R-5       Bentley Manor                122      92%                 0.1 Miles
 Subject     Plantation Crossing          180      92%       1979

As illustrated above, the average rent for the Marietta submarket continued to climb until 2000, where it peaked at $791 per unit. Since 2000, the average rent has continued to decline below 1998 levels. However, the forecast expects average rents to increase a little over 2% per year for the next 4 years.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 16
PLANTATION CROSSING, MARIETTA, GEORGIA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                           14.95 acres, or 651,222 square feet
  Shape                               Irregular
  Topography                          Rolling
  Utilities                           All necessary utilities are available to the site.
  Soil Conditions                     Stable
  Easements Affecting Site            None other than typical utility easements
  Overall Site Appeal                 Average
  Flood Zone:
       Community Panel                1302260055F, dated August 18, 1992
       Flood Zone                     Zone AE
  Zoning                              RM-12, the subject improvements represent a
                                      legal conforming use of the site.

REAL ESTATE TAXES

                           ASSESSED VALUE - 2003
                  ---------------------------------------    TAX RATE /   PROPERTY
PARCEL NUMBER        LAND         BUILDING       TOTAL       MILL RATE      TAXES
====================================================================================
 17085800060      $2,478,020     $5,710,987    $8,189,007     $0.01195     $97,842

IMPROVEMENT ANALYSIS
  Year Built                            1979
  Number of Units                       180
  Net Rentable Area                     190,032 Square Feet
  Construction:
     Foundation                         Reinforced concrete slab
     Frame                              Heavy or light wood
     Exterior Walls                     Wood or vinyl siding
     Roof                               Composition shingle over a wood truss structure
  Project Amenities                     Amenities at the subject include a swimming pool,
                                        spa/jacuzzi, tennis court, car wash, barbeque
                                        equipment, laundry room, and parking area.

  Unit Amenities                        Individual unit amenities include a balcony,
                                        fireplace, cable TV connection, and washer dryer
                                        connection. Appliances available in each unit
                                        include a refrigerator, stove, dishwasher, water
                                        heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PLANTATION CROSSING, MARIETTA, GEORGIA

Unit Mix:

                                        Unit Area
  Unit Type          Number of Units    (Sq. Ft.)
=================================================
1Br/1Ba-1A10               60              820
2Br/1Ba-2A10               40             1,070
2Br/2Ba-2A20               40             1,173
2Br/2Ba-2B20               22             1,231
2Br/2Ba-2C20               18             1,335

Overall Condition                          Good
Effective Age                              20 years
Economic Life                              45 years
Remaining Economic Life                    25 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1979 and consist of a 180-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 18
PLANTATION CROSSING, MARIETTA, GEORGIA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE  PAGE 19
PLANTATION CROSSING, MARIETTA, GEORGIA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 20
PLANTATION CROSSING, MARIETTA, GEORGIA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PLANTATION CROSSING, MARIETTA, GEORGIA

SUMMARY OF COMPARABLE SALES -IMPROVED

      DESCRIPTION                  SUBJECT                   COMPARABLE                  COMPARABLE
                                                                I - 1                       I - 2
===========================================================================================================
  Property Name              Plantation Crossing    Highland Park                 Hampton VIllage

LOCATION:

  Address                    2703 Delk Road         1113 Powers Ferry Road        861 Franklin  Road

  City, State                Marietta, Georgia      Marietta, Georgia             Marietta, Georgia
  County                     Cobb                   Cobb                          Cobb
PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)     190,032                409,971                       324,585
  Year Built                 1979                   1975                          1972
  Number of Units            180                    428                           386
  Unit Mix:                      Type       Total           Type          Total        Type          Total
                             1Br/1Ba-1A10      60   1BR                     250   1BR                   289
                             2Br/1Ba-2A10      40   2BR                     162   2BR                    76
                             2Br/2Ba-2A20      40   3BR                      16   3BR                    21
                             2Br/2Ba-2B20      22
                             2Br/2Ba-2C20      18

  Average Unit Size (SF)     1,056                  958                           841
  Land Area (Acre)           14.9500                21.6900                       25.1600
  Density (Units/Acre)       12.0                   19.7                          15.3
  Parking Ratio              2.06                   2.17                          1.68
  (Spaces/Unit)
  Parking Type (Gr., Cov.,
    etc.)                    Garage, Open Covered   Open                          Open
CONDITION:                   Good                   Good                          Good

APPEAL:                      Good                   Good                          Good

AMENITIES:

  Pool/Spa                   Yes/Yes                Yes/Yes                       Yes/Yes
  Gym Room                   No                     No                            No
  Laundry Room               Yes                    No                            No
  Secured Parking            No                     No                            No
  Sport Courts               No                     No                            No

OCCUPANCY:                   92%                    95%              95%          95%

TRANSACTION DATA:

  Sale Date                                         March, 2000                   July, 2000
  Sale Price ($)                                    $22,762,500                   $13,350,000
  Grantor                                           Julian LeCraw, Jr.            Hampton Village Partners

  Grantee                                           Highland  Partners I, Inc.    FPC/Hampton  Village
                                                                                  Apartments
  Sale Documentation                                13252/2882                    13282/0847
  Verification                                      Public Records                Public Records
  Telephone Number
ESTIMATED PRO-FORMA:                                Total $    $/Unit    $/SF     Total $    $/Unit  $/SF

  Potential Gross Income                             N/A                           N/A
  Vacancy/Credit Loss                                N/A                           N/A
  Effective Gross Income                             $3,163,056  $7,390    $7.72  $2,900,088  $7,513  $8.93
  Operating Expenses                                 $1,284,000  $3,000    $3.13  $1,351,000  $3,500  $4.16
  Net Operating Income                               $1,879,056  $4,390    $4.58  $1,549,088  $4,013  $4.77
NOTES:

  PRICE PER UNIT                                              $53,183                      $34,585

  PRICE PER SQUARE FOOT                                       $ 55.52                      $ 41.13

  EXPENSE RATIO                                                  40.6%                        46.6%

  EGIM                                                           7.20                         4.60

  OVERALL CAP RATE                                               8.26%                       11.60%

Cap Rate based on Pro Forma or Actual                    0                               0
Income?

      DESCRIPTION                    COMPARABLE                        COMPARABLE
                                        I - 3                             I - 4
==========================================================================================
  Property Name                  Flagstone Village            Wood Point

LOCATION:

  Address                        849 Franklin  Road           10001 Burnt Hickory Rd

  City, State                    Marietta, Georgia            Marietta, Georgia
  County                         Cobb                         Cobb
PHYSICAL CHARATERISTICS:

  Net Rentable Area (SF)         368,140                      184,854
  Year Built                     1981                         1986
  Number of Units                348                          178
  Unit Mix:                           Type          Total            Type         Total
                                 1BR                   200    1BR                       87
                                 2BR                   148    2BR                       67
                                                              3BR                       24

  Average Unit Size (SF)         1,058                        1,039
  Land Area (Acre)               25.5000                      21.8800
  Density (Units/Acre)           13.6                         8.1
  Parking Ratio                  2.01                         2.02
  (Spaces/Unit)
  Parking Type (Gr., Cov.,
    etc.)                        Open                         Open
CONDITION:                       Good                         Good

APPEAL:                          Good                         Good

AMENITIES:

  Pool/Spa                       Yes/Yes                      Yes/Yes
  Gym Room                       No                           No
  Laundry Room                   No                           No
  Secured Parking                No                           No
  Sport Courts                   No                           No

OCCUPANCY:                       95%                          95%

TRANSACTION DATA:

  Sale Date                      March, 2000                  November, 2000
  Sale Price ($)                 $18,350,000                  $12,700,000
  Grantor                        Security Capital Atlantic    Gray Property 3502

  Grantee                        FPC/Flagstone Village        Casa Group

  Sale Documentation             13340/6477                   13313/4848
  Verification                   Public Records               Public Records
  Telephone Number
ESTIMATED PRO-FORMA:             Total $      $/Unit $/SF     Total $      $/Unit    $/SF

  Potential Gross Income          N/A                          N/A
  Vacancy/Credit Loss             N/A                          N/A
  Effective Gross Income         $2,958,720  $8,502  $8.04    $1,717,260    $9,648   $9.29
  Operating Expenses             $1,041,587  $2,993  $2.83    $  534,000    $3,000   $2.89
  Net Operating Income           $1,917,133  $5,509  $5.21    $1,183,260    $6,648   $6.40
NOTES:

  PRICE PER UNIT                           $52,730                        $71,348

  PRICE PER SQUARE FOOT                    $ 49.85                        $ 68.70

  EXPENSE RATIO                               35.2%                          31.1%

  EGIM                                        6.20                           7.40

  OVERALL CAP RATE                           10.45%                          9.32%

Cap Rate based on Pro Forma or Actual   0                       0
Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PLANTATION CROSSING, MARIETTA, GEORGIA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $34,585 to $71,348 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $43,876 to $55,366 per unit with a mean or average adjusted price of $49,958 per unit. The median adjusted price is $50,296 per unit. Based on the following analysis, we have concluded to a value of $50,000 per unit, which results in an "as is" value of $9,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PLANTATION CROSSING, MARIETTA, GEORGIA

SALES ADJUSTMENT GRID

            DESCRIPTION                     SUBJECT                  COMPARABLE
                                                                        I - 1
=====================================================================================
  Property Name                        Plantation Crossing    Highland Park
  Address                              2703 Delk Road         1113 Powers  Ferry Road
  City                                 Marietta, Georgia      Marietta, Georgia
  Sale Date                                                   March, 2000
  Sale Price ($)                                              $22,762,500
  Net Rentable Area (SF)               190,032                409,971
  Number of Units                      180                    428
  Price Per Unit                                              $53,183
  Year Built                           1979                   1975
  Land Area (Acre)                     14.9500                21.6900
VALUE ADJUSTMENTS                       DESCRIPTION             DESCRIPTION       ADJ.

  Property Rights Conveyed             Fee Simple Estate      Fee Simple Estate    0%
  Financing                                                   Cash To Seller       0%
  Conditions of Sale                                          Arm's Length         0%
  Date of Sale (Time)                                         03-2000             10%
VALUE AFTER TRANS. ADJUST.($/UNIT)                                     $58,502

  Location                                                    Superior           -10%
  Number of Units                      180                    428                -15%
  Quality / Appeal                     Good                   Superior            -5%
  Age / Condition                      1979                   1975 / Good          0%
  Occupancy at Sale                    92%                    95%                  0%
  Amenities                            Good                   Comparable           0%
  Average Unit Size (SF)               1,056                  958                  5%
PHYSICAL ADJUSTMENT                                                              -25%

FINAL ADJUSTED VALUE ($/UNIT)                                           $43,876

            DESCRIPTION                      COMPARABLE                  COMPARABLE                     COMPARABLE
                                                I - 2                       I - 3                         I - 4
============================================================================================================================
  Property Name                        Hampton Village            Flagstone Village           Wood Point
  Address                              861 Franklin Road          849 Franklin Road           10001 Burnt Hickory Rd
  City                                 Marietta, Georgia          Marietta, Georgia           Marietta, Georgia
  Sale Date                            July, 2000                 March, 2001                 November, 2000
  Sale Price ($)                       $13,350,000                $18,350,000                 $12,700,000
  Net Rentable Area (SF)               324,585                    368,140                     184,854
  Number of Units                      386                        348                         178
  Price Per Unit                       $34,585                    $52,730                     $71,348
  Year Built                           1972                       1981                        1986
  Land Area (Acre)                     25.1600                    25.5000                     21.8800
VALUE ADJUSTMENTS                        DESCRIPTION       ADJ.     DESCRIPTION        ADJ.     DESCRIPTION            ADJ.

  Property Rights Conveyed             Fee Simple Estate   0%     Fee Simple  Estate    0%    Fee Simple  Estate         0%
  Financing                            Cash To Seller      0%     Cash To  Seller       0%    Cash To  Seller            0%
  Conditions of Sale                   Arm's Length        0%     Arm's Length          0%    Arm's Length               0%
  Date of Sale (Time)                  07-2000            10%     03-2001               5%    11-2000                   10%
VALUE AFTER TRANS. ADJUST.($/UNIT)              $38,044                    $55,366                      $78,483

  Location                             Inferior           10%     Inferior             10%    Superior                 -20%
  Number of Units                          386           -10%        348              -10%    178                        0%
  Quality / Appeal                     Inferior            5%     Comparable            0%    Superior                  -5%
  Age / Condition                      1972 / Good         5%     1981 / Good           0%    1986 / Good               -5%
  Occupancy at Sale                    95%                 0%     95%                   0%    95%                        0%
  Amenities                            Comparable          0%     Comparable            0%    Comparable                 0%
  Average Unit Size (SF)               841                10%     1,058                 0%    1,039                      0%
PHYSICAL ADJUSTMENT                                       20%                           0%                             -30%

FINAL ADJUSTED VALUE ($/UNIT)                  $45,653                     $55,366                    $54,938

 SUMMARY

  VALUE RANGE (PER UNIT)                        $43,876        TO  $   55,366

  MEAN (PER UNIT)                               $49,958

  MEDIAN (PER UNIT)                             $50,296

  VALUE CONCLUSION (PER UNIT)                   $50,000

VALUE INDICATED BY SALES COMPARISON APPROACH                       $9,000,000
ROUNDED                                                            $9,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PLANTATION CROSSING, MARIETTA, GEORGIA

                                   NOI PER UNIT COMPARISON
-------------------------------------------------------------------------------------------
COMPARABLE  NO. OF  SALE PRICE               NOI/     SUBJECT NOI    ADJUSTMENT  INDICATED
   NO.      UNITS   PRICE/UNIT    OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
   ---      -----   ----------    ---     --------   --------------    ------    ----------
    I-1      428    $22,762,500   8.26%  $1,879,056     $799,706       1.012      $53,819
                    $    53,183          $    4,390     $  4,443
    I-2      386    $13,350,000  11.60%  $1,549,088     $799,706       1.107      $38,288
                    $    34,585          $    4,013     $  4,443
    I-3      348    $18,350,000  10.45%  $1,917,133     $799,706       0.806      $42,525
                    $    52,730          $    5,509     $  4,443
    I-4      178    $12,700,000   9.32%  $1,183,260     $799,706       0.668      $47,685
                    $    71,348          $    6,648     $  4,443

                    PRICE/UNIT            VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
---------------------------------------- ---------------------------------------------------
  Low        High     Average    Median    Estimated Price Per Unit              $   50,000
$38,288     $53,819   $45,579    $45,105   Number of Units                              180
                                                                                 ----------
                                           Value Based on NOI Analysis           $9,000,000
                                                                     Rounded     $9,000,000

The adjusted sales indicate a range of value between $38,288 and $53,819 per unit, with an average of $45,579 per unit. Based on the subject's competitive position within the improved sales, a value of $50,000 per unit is estimated. This indicates an "as is" market value of $9,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                   EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
---------------------------------------------------------------------------------------
COMPARABLE  NO. OF  SALE PRICE    EFFECTIVE     OPERATING            SUBJECT
   NO.      UNITS   PRICE/UNIT   GROSS INCOME    EXPENSE    OER    PROJECTED OER   EGIM
   ---      -----   ----------   ------------    -------    ---    -------------   ----
   I-1       428    $22,762,500  $  3,163,056  $1,284,000  40.59%                  7.20
                    $    53,183
   I-2       386    $13,350,000  $  2,900,088  $1,351,000  46.58%                  4.60
                    $    34,585
   I-3       348    $18,350,000  $  2,958,720  $1,041,587  35.20%     45.05%       6.20
                    $    52,730
   I-4       178    $12,700,000  $  1,717,260  $  534,000  31.10%                  7.40
                    $    71,348

                  EGIM                         VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
-----------------------------------------      --------------------------------------------------
   Low       High     Average      Median        Estimate EGIM                         6.00
   4.60      7.40      6.35         6.70         Subject EGI                     $1,537,164
                                                                                 ----------
                                                 Value Based on EGIM Analysis    $9,222,984
                                                                   Rounded       $9,200,000

                                                             Value Per Unit      $   51,111

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
PLANTATION CROSSING, MARIETTA, GEORGIA

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 45.05% before reserves. The comparable sales indicate a range of expense ratios from 31.10% to 46.58%, while their EGIMs range from 4.60 to 7.40. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $9,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,000,000.

Price Per Unit                                        $9,000,000
NOI Per Unit                                          $9,000,000
EGIM Analysis                                         $9,200,000

Sales Comparison Conclusion                           $9,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
PLANTATION CROSSING, MARIETTA, GEORGIA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PLANTATION CROSSING, MARIETTA, GEORGIA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

          SUMMARY OF ACTUAL AVERAGE RENTS
----------------------------------------------------
                              Average
              Unit Area  ----------------
 Unit Type    (Sq. Ft.)  Per Unit  Per SF  %Occupied
 ---------    ---------  --------  ------  ---------
1Br/1Ba-1A10     820      $  595    $0.73    93.3%
2Br/1Ba-2A10    1070      $  642    $0.60    95.0%
2Br/2Ba-2A20    1173      $  676    $0.58    95.0%
2Br/2Ba-2B20    1231      $  773    $0.63    86.4%
2Br/2Ba-2C20    1335      $  822    $0.62    83.3%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PLANTATION CROSSING, MARIETTA, GEORGIA

                                  RENT ANALYSIS

                                                                COMPARABLE RENTS
                                                  -------------------------------------------------
                                                     R-1       R-2         R-3       R-4     R-5
                                                  -------------------------------------------------
                                                              Powers
                                                  Highland    Ferry     Signature  Concept  Bentley
                                                   Falls    Plantation    Place      21     Manor
                                                  -------------------------------------------------
                                SUBJECT  SUBJECT                 COMPARISON TO SUBJECT
                  SUBJECT UNIT  ACTUAL   ASKING   -------------------------------------------------
 DESCRIPTION          TYPE       RENT     RENT    Inferior    Similar   Inferior   Similar  Similar    MIN    MAX    MEDIAN  AVERAGE
 -----------          ----       ----     ----    --------    -------   --------   -------  -------    ---    ---    ------  -------
Monthly Rent      1Br/1Ba-1A10  $   595  $   595  $    399  $      595  $     655  $   695  $   655  $  399  $  695  $  655  $   600
Unit Area (SF)                      820      820       842         800        800      788      788     788     842     800      804
Monthly Rent Per
 Sq. Ft.                        $  0.73  $  0.73  $   0.47  $     0.74  $    0.82  $  0.88  $  0.83  $ 0.47  $ 0.88  $ 0.82  $  0.75

Monthly Rent      2Br/1Ba-2A10  $   642  $   659  $    575  $      659             $   740  $   740  $  575  $  740  $  700  $   679
Unit Area (SF)                    1,070    1,070     1,100       1,100               1,005    1,005   1,005   1,100   1,053    1,053
Monthly Rent Per
 Sq. Ft.                        $  0.60  $  0.62  $   0.52  $     0.60             $  0.74  $  0.74  $ 0.52  $ 0.74  $ 0.67  $  0.65

Monthly Rent      2Br/2Ba-2A20  $   676  $   689                                            $   795  $  795  $  795  $  795  $   795
Unit Area (SF)                    1,173    1,173                                              1,095   1,095   1,095   1,095    1,095
Monthly Rent Per
 Sq. Ft.                        $  0.58  $  0.59                                            $  0.73  $ 0.73  $ 0.73  $ 0.73  $  0.73

Monthly Rent      2Br/2Ba-2B20  $   773  $   879                        $     733  $   795  $   860  $  733  $  860  $  795  $   796
Unit Area (SF)                    1,231    1,231                            1,400    1,095    1,280   1,095   1,400   1,280    1,258
Monthly Rent Per
 Sq. Ft.                        $  0.63  $  0.71                        $    0.52  $  0.73  $  0.67  $ 0.52  $ 0.73  $ 0.67  $  0.64

Monthly Rent      2Br/2Ba-2C20  $   822  $   889  $    575              $     836                    $  575  $  836  $  706  $   706
Unit Area (SF)                    1,335    1,335     1,300                  1,600                     1,300   1,600   1,450    1,450
Monthly Rent Per
 Sq. Ft.                        $  0.62  $  0.67  $   0.44              $    0.52                    $ 0.44  $ 0.52  $ 0.48  $  0.48

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION
----------------------------------------------------------------------------------
                                             Market Rent
                               Unit Area  ------------------   Monthly    Annual
 Unit Type    Number of Units  (Sq. Ft.)  Per Unit   Per SF    Income     Income
 ---------    ---------------  ---------  --------   ------    ------     ------
1Br/1Ba-1A10        60             820     $ 625     $ 0.76   $ 37,500  $  450,000
2Br/1Ba-2A10        40           1,070     $ 680     $ 0.64   $ 27,200  $  326,400
2Br/2Ba-2A20        40           1,173     $ 775     $ 0.66   $ 31,000  $  372,000
2Br/2Ba-2B20        22           1,231     $ 880     $ 0.71   $ 19,360  $  232,320
2Br/2Ba-2C20        18           1,335     $ 890     $ 0.67   $ 16,020  $  192,240
                                                      Total   $131,080  $1,572,960

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
PLANTATION CROSSING, MARIETTA, GEORGIA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                           FISCAL YEAR 2000    FISCAL YEAR 2001    FISCAL YEAR 2002
                         ------------------- ------------------- -------------------
                                ACTUAL              ACTUAL              ACTUAL
                         ------------------- ------------------- -------------------
      DESCRIPTION          TOTAL    PER UNIT    TOTAL   PER UNIT   TOTAL    PER UNIT
      -----------          -----    --------    -----   --------   -----    --------
Revenues
 Rental Income           $1,641,385 $  9,119 $1,676,255 $  9,313 $1,552,157 $  8,623

 Vacancy                 $   92,877 $    516 $  177,876 $    988 $  187,797 $  1,043
 Credit Loss/Concessions $   91,330 $    507 $  131,751 $    732 $   44,894 $    249
                         -----------------------------------------------------------
  Subtotal               $  184,207 $  1,023 $  309,627 $  1,720 $  232,691 $  1,293

 Laundry Income          $        0 $      0 $        0 $      0 $        0 $      0
 Garage Revenue          $        0 $      0 $        0 $      0 $        0 $      0
 Other Misc. Revenue     $   60,363 $    335 $  118,168 $    656 $  122,331 $    680
                         -----------------------------------------------------------
  Subtotal Other Income  $   60,363 $    335 $  118,168 $    656 $  122,331 $    680

                         -----------------------------------------------------------
Effective Gross Income   $1,517,541 $  8,431 $1,484,796 $  8,249 $1,441,797 $  8,010

Operating Expenses
 Taxes                   $   92,865 $    516 $   83,270 $    463 $  100,907 $    561
 Insurance               $   18,471 $    103 $   34,094 $    189 $   35,578 $    198
 Utilities               $  108,254 $    601 $  136,314 $    757 $  120,981 $    672
 Repair & Maintenance    $   26,848 $    149 $   43,057 $    239 $   35,709 $    198
 Cleaning                $   43,807 $    243 $   77,934 $    433 $   60,197 $    334
 Landscaping             $   17,918 $    100 $   28,807 $    160 $   27,475 $    153
 Security                $    8,666 $     48 $    9,160 $     51 $    8,829 $     49
 Marketing & Leasing     $   47,485 $    264 $   63,890 $    355 $   28,127 $    156
 General Administrative  $  185,326 $  1,030 $  204,223 $  1,135 $  163,099 $    906
 Management              $   77,833 $    432 $   84,354 $    469 $   72,524 $    403
 Miscellaneous           $        0 $      0 $        0 $      0 $        0 $      0
                         -----------------------------------------------------------
Total Operating Expenses $  627,473 $  3,486 $  765,103 $  4,251 $  653,426 $  3,630

 Reserves                $        0 $      0 $        0 $      0 $        0 $      0

                         -----------------------------------------------------------
Net Income               $  890,068 $  4,945 $  719,693 $  3,998 $  788,371 $  4,380
                         -----------------------------------------------------------

                           FISCAL YEAR 2003    ANNUALIZED 2003
                         ------------------- -------------------
                          MANAGEMENT BUDGET       PROJECTION            AAA PROJECTION
                         ------------------- ------------------- -------------------------
      DESCRIPTION          TOTAL    PER UNIT   TOTAL    PER UNIT   TOTAL    PER UNIT   %
      -----------          -----    --------   -----    --------   -----    --------  ---
Revenues
 Rental Income           $1,494,000 $  8,300 $1,474,432 $  8,191 $1,572,960 $  8,739 100.0%

 Vacancy                 $  120,000 $    667 $  101,416 $    563 $  110,107 $    612   7.0%
 Credit Loss/Concessions $   55,500 $    308 $   45,984 $    255 $   47,189 $    262   3.0%
                         -----------------------------------------------------------------
  Subtotal               $  175,500 $    975 $  147,400 $    819 $  157,296 $    874  10.0%

 Laundry Income          $        0 $      0 $        0 $      0 $        0 $      0   0.0%
 Garage Revenue          $        0 $      0 $        0 $      0 $        0 $      0   0.0%
 Other Misc. Revenue     $  108,950 $    605 $  165,264 $    918 $  121,500 $    675   7.7%
                         -----------------------------------------------------------------
  Subtotal Other Income  $  108,950 $    605 $  165,264 $    918 $  121,500 $    675   7.7%

                         -----------------------------------------------------------------
Effective Gross Income   $1,427,450 $  7,930 $1,492,296 $  8,291 $1,537,164 $  8,540 100.0%

Operating Expenses
 Taxes                   $   88,077 $    489 $   88,084 $    489 $   90,000 $    500   5.9%
 Insurance               $   35,735 $    199 $   34,412 $    191 $   35,100 $    195   2.3%
 Utilities               $  133,000 $    739 $  124,832 $    694 $  130,500 $    725   8.5%
 Repair & Maintenance    $   22,300 $    124 $   49,976 $    278 $   36,000 $    200   2.3%
 Cleaning                $   67,000 $    372 $  116,240 $    646 $   65,700 $    365   4.3%
 Landscaping             $   57,000 $    317 $   18,900 $    105 $   49,500 $    275   3.2%
 Security                $        0 $      0 $    2,460 $     14 $    4,500 $     25   0.3%
 Marketing & Leasing     $   24,000 $    133 $   40,604 $    226 $   28,800 $    160   1.9%
 General Administrative  $  175,325 $    974 $  174,632 $    970 $  175,500 $    975  11.4%
 Management              $   71,103 $    395 $   65,880 $    366 $   76,858 $    427   5.0%
 Miscellaneous           $        0 $      0 $        0 $      0 $        0 $      0   0.0%
                         -----------------------------------------------------------------
Total Operating Expenses $  673,540 $  3,742 $  716,020 $  3,978 $  692,458 $  3,847  45.0%

 Reserves                $        0 $      0 $        0 $      0 $   45,000 $    250   6.5%

                         -----------------------------------------------------------------
Net Income               $  753,910 $  4,188 $  776,276 $  4,313 $  799,706 $  4,443  52.0%
                         -----------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PLANTATION CROSSING, MARIETTA, GEORGIA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                   CAPITALIZATION RATES
         ------------------------------------
              GOING-IN             TERMINAL
         -------------------------------------
          LOW        HIGH       LOW        HIGH
          ---        ----       ---        ----
RANGE    6.00%      10.00%     7.00%      10.00%
AVERAGE        8.14%                 8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
PLANTATION CROSSING, MARIETTA, GEORGIA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.  SALE DATE  OCCUP.  PRICE/UNIT   OAR
---------  ---------  ------  ----------   ---
   I-1       Mar-00    95%     $ 53,183    8.26%
   I-2       Jul-00    95%     $ 34,585   11.60%
   I-3       Mar-01    95%     $ 52,730   10.45%
   I-4       Nov-00    95%     $ 71,348    9.32%
   I-5       Jan-00     0%                 N/A
                                High      11.60%
                                Low        8.26%
                                Average    9.91%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.25%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.25% indicates a value of $9,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PLANTATION CROSSING, MARIETTA, GEORGIA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.        INCOME APPROACH PAGE 33
PLANTATION CROSSING, MARIETTA, GEORGIA

DISCOUNTED CASH FLOW ANALYSIS

                                      PLANTATION CROSSING
-------------------------------------------------------------------------------------------------
                      YEAR  APR-2004    APR-2005    APR-2006    APR-2007    APR-2008    APR-2009
               FISCAL YEAR     1           2           3           4           5           6
-------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                  $1,572,960  $1,620,149  $1,668,753  $1,718,816  $1,770,380  $1,823,492

 Vacancy                    $  110,107  $  113,410  $  116,813  $  120,317  $  123,927  $  127,644
 Credit Loss                $   47,189  $   48,604  $   50,063  $   51,564  $   53,111  $   54,705
 Concessions                $        0  $        0  $        0  $        0  $        0  $        0
                            ----------------------------------------------------------------------
   Subtotal                 $  157,296  $  162,015  $  166,875  $  171,882  $  177,038  $  182,349

 Laundry Income             $        0  $        0  $        0  $        0  $        0  $        0
 Garage Revenue             $        0  $        0  $        0  $        0  $        0  $        0
 Other Misc. Revenue        $  121,500  $  125,145  $  128,899  $  132,766  $  136,749  $  140,852
                            ----------------------------------------------------------------------
    Subtotal Other Income   $  121,500  $  125,145  $  128,899  $  132,766  $  136,749  $  140,852

                            ----------------------------------------------------------------------
EFFECTIVE GROSS INCOME      $1,537,164  $1,583,279  $1,630,777  $1,679,701  $1,730,092  $1,781,994

OPERATING EXPENSES:
 Taxes                      $   90,000  $   92,700  $   95,481  $   98,345  $  101,296  $  104,335
 Insurance                  $   35,100  $   36,153  $   37,238  $   38,355  $   39,505  $   40,691
 Utilities                  $  130,500  $  134,415  $  138,447  $  142,601  $  146,879  $  151,285
 Repair & Maintenance       $   36,000  $   37,080  $   38,192  $   39,338  $   40,518  $   41,734
 Cleaning                   $   65,700  $   67,671  $   69,701  $   71,792  $   73,946  $   76,164
 Landscaping                $   49,500  $   50,985  $   52,515  $   54,090  $   55,713  $   57,384
 Security                   $    4,500  $    4,635  $    4,774  $    4,917  $    5,065  $    5,217
 Marketing & Leasing        $   28,800  $   29,664  $   30,554  $   31,471  $   32,415  $   33,387
 General Administrative     $  175,500  $  180,765  $  186,188  $  191,774  $  197,527  $  203,453
 Management                 $   76,858  $   79,164  $   81,539  $   83,985  $   86,505  $   89,100
 Miscellaneous              $        0  $        0  $        0  $        0  $        0  $        0

                            ----------------------------------------------------------------------
TOTAL OPERATING EXPENSES    $  692,458  $  713,232  $  734,629  $  756,668  $  779,368  $  802,749

 Reserves                   $   45,000  $   46,350  $   47,741  $   49,173  $   50,648  $   52,167

                            ----------------------------------------------------------------------
NET OPERATING INCOME        $  799,706  $  823,697  $  848,408  $  873,860  $  900,076  $  927,078
 Operating Expense Ratio
 (% of EGI)                       45.0%       45.0%       45.0%       45.0%       45.0%       45.0%
 Operating Expense Per Unit $    3,847  $    3,962  $    4,081  $    4,204  $    4,330  $    4,460

                                  PLANTATION CROSSING
-------------------------------------------------------------------------------------
                      YEAR APR-2010     APR-2011    APR-2012    APR-2013    APR-2014
               FISCAL YEAR     7           8            9          10          11
-------------------------------------------------------------------------------------
REVENUE
 Base Rent                  $1,878,197  $1,934,542  $1,992,579  $2,052,356  $2,113,927

 Vacancy                    $  131,474  $  135,418  $  139,481  $  143,665  $  147,975
 Credit Loss                $   56,346  $   58,036  $   59,777  $   61,571  $   63,418
 Concessions                $        0  $        0  $        0  $        0  $        0
                            ----------------------------------------------------------
   Subtotal                 $  187,820  $  193,454  $  199,258  $  205,236  $  211,393

 Laundry Income             $        0  $        0  $        0  $        0  $        0
 Garage Revenue             $        0  $        0  $        0  $        0  $        0
 Other Misc. Revenue        $  145,077  $  149,430  $  153,913  $  158,530  $  163,286
                            ----------------------------------------------------------
    Subtotal Other Income   $  145,077  $  149,430  $  153,913  $  158,530  $  163,286

                            ----------------------------------------------------------
EFFECTIVE GROSS INCOME      $1,835,454  $1,890,518  $1,947,233  $2,005,650  $2,065,820

OPERATING EXPENSES:
 Taxes                      $  107,465  $  110,689  $  114,009  $  117,430  $  120,952
 Insurance                  $   41,911  $   43,169  $   44,464  $   45,798  $   47,171
 Utilities                  $  155,824  $  160,499  $  165,313  $  170,273  $  175,381
 Repair & Maintenance       $   42,986  $   44,275  $   45,604  $   46,972  $   48,381
 Cleaning                   $   78,449  $   80,803  $   83,227  $   85,724  $   88,295
 Landscaping                $   59,106  $   60,879  $   62,705  $   64,586  $   66,524
 Security                   $    5,373  $    5,534  $    5,700  $    5,871  $    6,048
 Marketing & Leasing        $   34,389  $   35,420  $   36,483  $   37,577  $   38,705
 General Administrative     $  209,556  $  215,843  $  222,318  $  228,988  $  235,857
 Management                 $   91,773  $   94,526  $   97,362  $  100,283  $  103,291
 Miscellaneous              $        0  $        0  $        0  $        0  $        0

                            ----------------------------------------------------------
TOTAL OPERATING EXPENSES    $  826,831  $  851,636  $  877,185  $  903,501  $  930,606

 Reserves                   $   53,732  $   55,344  $   57,005  $   58,715  $   60,476

                            ----------------------------------------------------------
NET OPERATING INCOME        $  954,891  $  983,537  $1,013,043  $1,043,435  $1,074,738
 Operating Expense Ratio
 (% of EGI)                       45.0%       45.0%       45.0%       45.0%       45.0%
 Operating Expense Per Unit $    4,594  $    4,731  $    4,873  $    5,019  $    5,170

                                                             Gross Residual Sale Price $11,022,951 Deferred Maintenance $        0
Estimated Stabilized NOI $799,706  Sales Expense Rate  3.00%  Less: Sales Expense      $   330,689 Add: Excess Land     $        0
                                                                                       -----------
Months to Stabilized            1  Discount Rate      11.25% Net Residual Sale Price   $10,692,262 Other Adjustments    $        0
Stabilized Occupancy         93.0% Terminal Cap Rate   9.75% PV of Reversion           $ 3,681,878 Value Indicated By
                                                                                                                        ----------
                                                             Add: NTV of NOI           $ 5,540,178  "DCF"               $9,222,056
                                                                                       -----------
                                                             PV Total                  $ 9,222,056             Rounded  $9,200,000

                          "DCF" VALUE SENSITIVITY TABLE
-----------------------------------------------------------------------------
                                          DISCOUNT RATE
                   ----------------------------------------------------------
TOTAL VALUE          10.75%      11.00%      11.25%      11.50%      11.75%
-----------------------------------------------------------------------------
TERMINAL    9.25%  $9,732,734  $9,575,192  $9,421,076  $9,270,301  $9,122,782
  CAP       9.50%  $9,625,900  $9,470,739  $9,318,947  $9,170,439  $9,025,132
 RATE       9.75%  $9,524,544  $9,371,643  $9,222,056  $9,075,698  $8,932,489
           10.00%  $9,428,256  $9,277,502  $9,130,009  $8,985,694  $8,844,479
           10.25%  $9,336,665  $9,187,953  $9,042,452  $8,900,081  $8,760,761

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME APPROACH PAGE 34
PLANTATION CROSSING, MARIETTA, GEORGIA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME APPROACH PAGE 35
PLANTATION CROSSING, MARIETTA, GEORGIA

                                 PLANTATION CROSSING
-----------------------------------------------------------------------------------------
                                              TOTAL       PER SQ. FT.   PER UNIT  %OF EGI
                                              -----       -----------   --------  -------
REVENUE
  Base Rent                                 $1,572,960     $ 8.28       $  8,739

  Less: Vacancy & Collection Loss   10.00%  $  157,296     $ 0.83       $    874

  Plus: Other Income
    Laundry Income                          $        0     $ 0.00       $      0    0.00%
    Garage Revenue                          $        0     $ 0.00       $      0    0.00%
    Other Misc. Revenue                     $  121,500     $ 0.64       $    675    7.90%
                                            --------------------------------------------
      Subtotal Other Income                 $  121,500     $ 0.64       $    675    7.90%

EFFECTIVE GROSS INCOME                      $1,537,164     $ 8.09       $  8,540

OPERATING EXPENSES:

  Taxes                                     $   90,000     $ 0.47       $    500    5.85%
  Insurance                                 $   35,100     $ 0.18       $    195    2.28%
  Utilities                                 $  130,500     $ 0.69       $    725    8.49%
  Repair & Maintenance                      $   36,000     $ 0.19       $    200    2.34%
  Cleaning                                  $   65,700     $ 0.35       $    365    4.27%
  Landscaping                               $   49,500     $ 0.26       $    275    3.22%
  Security                                  $    4,500     $ 0.02       $     25    0.29%
  Marketing & Leasing                       $   28,800     $ 0.15       $    160    1.87%
  General Administrative                    $  175,500     $ 0.92       $    975   11.42%
  Management                         5.00%  $   76,858     $ 0.40       $    427    5.00%
  Miscellaneous                             $        0     $ 0.00       $      0    0.00%

TOTAL OPERATING EXPENSES                    $  692,458     $ 3.64       $  3,847   45.05%

  Reserves                                  $   45,000     $ 0.24       $    250    2.93%
                                            --------------------------------------------
NET OPERATING INCOME                        $  799,706     $ 4.21       $  4,443   52.02%

  "GOING IN" CAPITALIZATION RATE                  9.00%

  VALUE INDICATION                          $8,885,620     $46.76       $ 49,365

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)        $8,885,620

                             ROUNDED        $8,900,000     $46.83       $ 49,444

AMERICAN APPRAISAL ASSOCIATES, INC.                     INCOME APPROACH  PAGE 36
PLANTATION CROSSING, MARIETTA, GEORGIA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
--------------------------------------------------------------------------
CAP RATE             VALUE           ROUNDED         $/UNIT          $/SF
--------             -----           -------         ------          ----
8.25%             $9,693,404       $9,700,000       $53,889         $51.04
8.50%             $9,408,304       $9,400,000       $52,222         $49.47
8.75%             $9,139,495       $9,100,000       $50,556         $47.89
9.00%             $8,885,620       $8,900,000       $49,444         $46.83
9.25%             $8,645,468       $8,600,000       $47,778         $45.26
9.50%             $8,417,956       $8,400,000       $46,667         $44.20
9.75%             $8,202,111       $8,200,000       $45,556         $43.15

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $8,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $9,200,000
Direct Capitalization Method       $8,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
PLANTATION CROSSING, MARIETTA, GEORGIA

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                       Not Utilized
Sales Comparison Approach                            $9,000,000
Income Approach                                      $9,000,000
Reconciled Value                                     $9,000,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 2, 2003 the market value of the fee simple estate in the property is:

                                   $9,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PLANTATION CROSSING, MARIETTA, GEORGIA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLANTATION CROSSING, MARIETTA, GEORGIA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLANTATION CROSSING, MARIETTA, GEORGIA

                              SUBJECT PHOTOGRAPHS

                                    [PICTURE]
                          ENTRANCE VIEW FROM DELK ROAD

                                    [PICTURE]
                         EXTERIOR VIEW OF LEASING OFFICE

                                    [PICTURE]
                   TYPICAL VIEW OF EXTERIOR AND PARKING AREAS

                                    [PICTURE]
                        TYPICAL VIEW OF BUILDING EXTERIOR

                                    [PICTURE]
                        TYPICAL VIEW OF INTERIOR BEDROOM

                                    [PICTURE]
                        TYPICAL VIEW OF INTERIOR KITCHEN

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLANTATION CROSSING, MARIETTA, GEORGIA

                               SUBJECT PHOTOGRAPHS

                                    [PICTURE]
                       TYPICAL VIEW OF INTERIOR BATHROOM

                                    [PICTURE]
                     TYPICAL VIEW OF DINING AREA & SUNROOM

                                    [PICTURE]
                      TYPICAL VIEW OF INTERIOR LIVING ROOM

                                    [PICTURE]
                    TYPICAL VIEW OF POOL/JACUZZI & BBQ AREA

                                    [PICTURE]
                         TYPICAL VIEW OF TENNIS COURTS

                                    [PICTURE]
                        TYPICAL VIEW OF CAR WASH STATION

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION CROSSING, MARIETTA, GEORGIA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION CROSSING, MARIETTA, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

                                 COMPARABLE I-1
                                  HIGHLAND PARK
                             1113 Powers Ferry Road
                                Marietta, Georgia

                                      N/A

                                 COMPARABLE I-2
                                 HAMPTON VILLAGE
                                861 Franklin Road
                                Marietta, Georgia

                                    [PICTURE]

                                 COMPARABLE I-3
                                FLAGSTONE VILLAGE
                                849 Franklin Road
                                Marietta, Georgia

                                    [PICTURE]

                                 COMPARABLE I-4
                                   WOOD POINT
                             10001 Burnt Hickory Rd
                                Marietta, Georgia

                                    [PICTURE]

                                      N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION CROSSING, MARIETTA, GEORIGA

SUMMARY OF COMPARABLE RENT PROPERTIES

                                                                                                    COMPARABLE
          DESCRIPTION                                   SUBJECT                                        R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Plantation Crossing                            Highland Falls
  Management Company                   AIMCO                                          Miles
LOCATION:
  Address                              2703 Delk Road                                 2560 Delk Road
  City, State                          Marietta, Georgia                              Marietta, Georgia
  County                               Cobb                                           Cobb
  Proximity to Subject                                                                0.1 Mile
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)               190,032
  Year Built                           1979                                           1977
  Effective Age                        20                                             26
  Building Structure Type              Wood Frame/Wood Siding                         Wood Frame/Wood Siding
  Parking Type (Gr., Cov., etc.)       Open                                           Open
  Number of Units                      180                                            446
  Unit Mix:                                    Type            Unit    Qty    Mo          Type              Unit   Qty    Mo
                                       1   1Br/1Ba-1A10          820    60   $595     1   1Br/1Ba            842   156   $399
                                       2   2Br/1Ba-2A10        1,070    40   $642     2   2Br/1Ba          1,100   140   $575
                                       3   2Br/2Ba-2A20        1,173    40   $676     5   2Br/2Ba          1,300    92   $575
                                       4   2Br/2Ba-2B20        1,231    22   $773         3Br/2Ba          1,523    58   $800
                                       5   2Br/2Ba-2C20        1,335    18   $822
  Average Unit Size (SF)               1,056                                          1,106
  Unit Breakdown:                       Efficiency             2-Bedroom       67%     Efficiency            2-Bedroom     52%
                                        1-Bedroom         33%  3-Bedroom               1-Bedroom             35% 3-Bedroom 13%
CONDITION:                             Good                                           Average
APPEAL:                                Good                                           Average
AMENITIES:
  Unit Amenities                           Attach. Garage           Vaulted Ceiling       Attach. Garage        Vaulted Ceiling
                                        X  Balcony              X   Bookcase           X  Balcony               Bookcase
                                        X  Fireplace                                      Fireplace
                                        X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities                     X  Swimming Pool                               X  Swimming Pool
                                        X  Spa/Jacuzzi          X   Car Wash              Spa/Jacuzzi           Car Wash
                                           Basketball Court     X   BBQ Equipment         Basketball Court X    BBQ Equipment
                                           Volleyball Court         Theater Room          Volleyball Court      Theater Room
                                           Sand Volley Ball         Meeting Hall          Sand Volley Ball X    Meeting Hall
                                        X  Tennis Court             Secured Parking       Tennis Court          Secured Parking
                                           Racquet Ball         X   Laundry Room          Racquet Ball     X    Laundry Room
                                           Jogging Track            Business Office       Jogging Track         Business Office
                                           Gym Room                                    X  Gym Room

OCCUPANCY:                             92%                                            88%
LEASING DATA:
  Available Leasing Terms              12 Month Leases                                12 Month Leases
  Concessions                          1 Month Free                                   1 cent pays 1st months rent
  Pet Deposit
  Utilities Paid by Tenant:            X   Electric             X   Natural Gas        X  Electric         X    Natural Gas
  Confirmation                         X   Water                    Trash              X  Water                 Trash
  Telephone Number                     770-952-5544                                   770-952-7047
NOTES:

  COMPARISON TO SUBJECT:                                                                Inferior

                                                       COMPARABLE                                       COMPARABLE
           DESCRIPTION                                   R - 2                                            R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Powers Ferry Plantation                        Signature Place
  Management Company                   ADSC                                           DEL
LOCATION:
  Address                              899 Powers Ferry Road                          1049 Powers Ferry Road
  City, State                          Marietta, Georgia                              Marietta, Georgia
  County                               Cobb                                           Cobb
  Proximity to Subject                 0.2 Miles                                      0.2 Miles
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)
  Year Built                           1983                                           1977
  Effective Age                        20                                             26
  Building Structure Type              Wood Frame/Wood Siding                         Wood Frame/Stucco
  Parking Type (Gr., Cov., etc.)       Open                                           Open
  Number of Units                      192                                            414
  Unit Mix:                                Type               Unit     Qty   Mo            Type             Unit   Qty        Mo
                                       1   1Br/1Ba              800     55   $  595   1   1Br/1Ba             800  165        $655
                                       2   2Br/2Ba            1,100    137   $  659   4   2Br/1Ba           1,400  165        $733
                                                              1,500          $1,010   5   2Br/2Ba           1,600   84        $836

  Average Unit Size (SF)               1,014                                          1,201
  Unit Breakdown:                       Efficiency             2-Bedroom         71%   Efficiency             2-Bedroom         60%
                                        1-Bedroom         29%  3-Bedroom               1-Bedroom       40%    3-Bedroom
CONDITION:                             Good                                           Good
APPEAL:                                Good                                           Good
AMENITIES:
  Unit Amenities                             Attach. Garage        Vaulted Ceiling        Attach. Garage           Vaulted Ceiling
                                        X    Balcony               Bookcase            X  Balcony                  Bookcase
                                        X    Fireplace                                    Fireplace
                                        X    Cable TV Ready                               Cable TV Ready
  Project Amenities                     X    Swimming Pool                             X  Swimming Pool
                                             Spa/Jacuzzi           Car Wash               Spa/Jacuzzi              Car Wash
                                             Basketball Court X    BBQ Equipment          Basketball Court         BBQ Equipment
                                             Volleyball Court      Theater Room           Volleyball Court         Theater Room
                                             Sand Volley Ball      Meeting Hall           Sand Volley Ball   X     Meeting Hall
                                        X    Tennis Court          Secured Parking     X  Tennis Court             Secured Parking
                                             Racquet Ball     X    Laundry Room           Racquet Ball       X     Laundry Room
                                             Jogging Track         Business Office        Jogging Track            Business Office
                                        X    Gym Room                                  X  Gym Room

OCCUPANCY:                             90%                                            93%
LEASING DATA:
  Available Leasing Terms              12 Month Leases                                12 Month Leases
  Concessions                          2Br - $639/1Br - $595                          2 mos  free on 14 mo  lease
  Pet Deposit
  Utilities Paid by Tenant:             X    Electric         X    Natural Gas         X      Electric       N/A   Natural Gas
  Confirmation                               Water                 Trash               X      Water                Trash
  Telephone Number                     770-952-0777                                   770-980-0531
NOTES:

  COMPARISON TO SUBJECT:               Similar                                        Inferior

                                                     COMPARABLE                                    COMPARABLE
          DESCRIPTION                                   R - 4                                         R - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                        Concept 21                                     Bentley Manor
  Management Company                   ECI                                            ECI
LOCATION:
  Address                              2600 Bentley Road                              2605 Bentley Road
  City, State                          Marietta, Georgia                              Marietta, Georgia
  County                               Cobb                                           Cobb
  Proximity to Subject                 0.1 Miles                                      0.1 Miles
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)
  Year Built                           1988
  Effective Age                        15                                             14
  Building Structure Type              Wood Frame/Vinyl Siding                        Wood Frame/Vinyl Siding
  Parking Type (Gr., Cov., etc.)       Open                                           Open
  Number of Units                      170                                            122
  Unit Mix:                                 Type               Unit   Qty     Mo           Type              Unit   Qty       Mo
                                       1   1Br/1Ba              788   56      $695    1    1Br/1Ba             788   50      $655
                                       2   2Br/1Ba            1,005   69      $740    2    2Br/1Ba           1,005   22      $740
                                       4   2Br/2Ba            1,095   45      $795    3    2Br/2Ba           1,095   20      $795
                                                              1,280           $860    4    2Br/2Ba           1,280   20      $860
                                                                                                               603   10      $560
  Average Unit Size (SF)               957                                            943
  Unit Breakdown:                       Efficiency            2-Bedroom         67%    Efficiency        8%  2-Bedroom         51%
                                        1-Bedroom        33%  3-Bedroom                1-Bedroom        41%  3-Bedroom
CONDITION:                             Average                                        Average
APPEAL:                                Average                                        Average
AMENITIES:
  Unit Amenities                           Attach. Garage           Vaulted Ceiling        Attach. Garage           Vaulted Ceiling
                                        X  Balcony                  Bookcase               Balcony                  Bookcase
                                        X  Fireplace                                   X   Fireplace
                                        X  Cable TV Ready                              X   Cable TV Ready
  Project Amenities                     X  Swimming Pool                               X   Swimming Pool
                                           Spa/Jacuzzi              Car Wash               Spa/Jacuzzi              Car Wash
                                           Basketball Court         BBQ Equipment          Basketball Court         BBQ Equipment
                                           Volleyball Court         Theater Room           Volleyball Court         Theater Room
                                           Sand Volley Ball    X    Meeting Hall           Sand Volley Ball   X     Meeting Hall
                                        X  Tennis Court             Secured Parking        Tennis Court             Secured Parking
                                           Racquet Ball        X    Laundry Room           Racquet Ball       X     Laundry Room
                                           Jogging Track            Business Office        Jogging Track            Business Office
                                           Gym Room                                        Gym Room

OCCUPANCY:                             95%                                            92%
LEASING DATA:
  Available Leasing Terms              12 Month Leases                                12 Month Leases
  Concessions                          2 mos  free on 12+ mo lease                    2 mos  Free on 12 month lease
  Pet Deposit
  Utilities Paid by Tenant:             X       Electric       X    Natural Gas        X   Electric           X     Natural Gas
  Confirmation                                  Water               Trash                  Water                    Trash
  Telephone Number                     770-952-6122                                   770-859-9003
NOTES:

  COMPARISON TO SUBJECT:               Similar                                        Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLANTATION CROSSING, MARIETTA, GEORGIA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

                                 COMPARABLE R-1
                                 HIGHLAND FALLS
                                 2560 Delk Road
                                Marietta, Georgia

                                    [PICTURE]

                                 COMPARABLE R-2
                             POWERS FERRY PLANTATION
                              899 Powers Ferry Road
                                Marietta, Georgia

                                    [PICTURE]

                                 COMPARABLE R-3
                                 SIGNATURE PLACE
                             1049 Powers Ferry Road
                                Marietta, Georgia

                                    [PICTURE]

                                 COMPARABLE R-4
                                   CONCEPT 21
                                2600 Bentley Road
                                Marietta, Georgia

                                    [PICTURE]

                                 COMPARABLE R-5
                                  BENTLEY MANOR
                                2605 Bentley Road
                                Marietta, Georgia

                                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION CROSSING, MARIETTA, GEORGIA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION CROSSING, MARIETTA, GEORGIA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION CROSSING, MARIETTA, GEORGIA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLANTATION CROSSING, MARIETTA, GEORGIA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PLANTATION CROSSING, MARIETTA, GEORGIA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Phillip McGinnis provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                               -s- Michael Bates
                                                   -----------------------
                                                   Michael Bates, MAI
                                          Assistant Manager, Real Estate Group
                                        State of Georgia, Certified General Real
                                              Property Appraiser #CG00685

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION CROSSING, MARIETTA, GEORGIA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION CROSSING, MARIETTA, GEORGIA

                             MICHAEL P. BATES, MAI
                       DIRECTOR - HEALTHCARE REAL ESTATE
                             AND ASSISTANT MANAGER,
                               REAL ESTATE GROUP

POSITION Michael P. Bates is the Assistant Manager of the Atlanta Real Estate Group of American Appraisal Associates, Inc. ("AAA"). He shares responsibility for the management, quality control, and review of commercial real estate assignments principally in the southeast United States. Mr. Bates is also the national Director - Healthcare Real Estate for AAA and is responsible for the management and valuation process for specialty health care facility assignments.

EXPERIENCE

Valuation         Mr. Bates has 17 years of commercial appraisal experience. He has performed appraisals in 43 states and Canada, and he is currently a certified general appraiser in 21 states.

Court Mr. Bates has been accepted as an expert witness and given testimony in federal bankruptcy court in Delaware. He has prepared many other appraisals that were submitted as expert evidence to federal bankruptcy court, but those cases were settled prior to testimony being required. Mr. Bates has testified in property tax appeal cases in California, Missouri, and Texas, and his hospital appraisals have been submitted in tax appeal cases in Pennsylvania, South Carolina, and South Dakota.

Business Mr. Bates joined AAA in 1997. Prior to joining AAA, he was president of his own valuation company and was previously a vice president for both Gulf/Atlantic Valuation Services, Inc., and Valuation Counselors. Prior to gaining his appraisal experience, Mr. Bates worked seven years in commercial mortgage financing.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION CROSSING, MARIETTA, GEORGIA

EDUCATION         University of Tennessee - Knoxville
                  Master of Business Administration - Finance and Management
                  Bachelor of Science - Marketing

STATE             State of Alabama, Certified General Real Property Appraiser,
 CERTIFICATIONS   #G00503

                  State of Arizona, Certified General Real Estate Appraiser, #31067

                  State of Arkansas, State Certified General Appraiser, #CG1414N

                  State of California, Certified General Real Estate Appraiser, #AG026120

                  State of Colorado, Certified General Appraiser, #CG40023849

                  State of Delaware, Certified General Appraiser, #X1-0000352

                  State of Florida, Certified General Appraiser, #0002494

                  State of Georgia, Certified General Real Property Appraiser, #CG00685

                  State of Illinois, State Certified General Real Estate Appraiser, #153001243

                  State of Maryland, Certified General Real Estate Appraiser, #10814

                  State of Michigan, Certified General Appraiser, #1201069262

                  State of Mississippi, State Certified General Real Estate Appraiser,
                  #GA-629

                  State of New Jersey, General Appraiser, #42KG00195600

                  State of New York, Real Estate General Appraiser,
                  #46000041317

                  State of North Carolina, Certified General Real Estate Appraiser,
                  #A4095

                  Commonwealth of Pennsylvania, Certified General Appraiser, #GA001817R

                  State of South Carolina, Certified Real Estate Appraiser, #CG3059

                  State of Tennessee, Certified General Real Estate Appraiser,

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLANTATION CROSSING, MARIETTA, GEORGIA

                  #00051881

                  State of Texas, State Certified General Real Estate Appraiser, #TX-1328483-G

                  Commonwealth of Virginia, Certified General Real Estate Appraiser, #4001005254

                  State of Washington, Certified General Real Estate Appraiser, #1100998

PROFESSIONAL      Appraisal Institute, MAI Designated Member
AFFILIATIONS

VALUATION AND     Appraisal Institute
SPECIAL             All required courses
COURSES             Standards of Professional Practice, Parts A and B
                    The Appraiser as an Expert Witness: Preparation and
                  Testimony
                    Litigation Appraising: Specialized Topics and Applications
                    Separating Real and Personal Property from Intangible
                    Business Assets
                  Specialty Courses
                    Hotel/Motel Valuation and Investment Seminar
                    Valuation of Special-Purpose Properties

PUBLICATIONS      "Estimating Hospital Real Property Values for Ad Valorem Tax
                  Purposes," Journal of Property Tax Management, Fall 1997, republished by Appraisal Institute in A Business Enterprise
                  Value Anthology, 2001

                  Co-authored "Abnormal Investor Returns Resulting from the Burroughs and Memorex Merger," Mergers & Acquisitions, June 1984

AMERICAN APPRAISAL ASSOCIATES, INC.
PLANTATION CROSSING, MARIETTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PLANTATION CROSSING, MARIETTA, GEORGIA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.